EXHIBIT 10.12.2

SPONSORSHIP

OPPORTUNITIES


[CHILD WATCH ILLISTRATION]
                                              *Parent Controlled Security Access
Monitor
Three levels of participation are offered:       For more information, please
call (703) 257-4759

The ChildWatch Sponsorship Program


A ChildWatch(TM) Sponsor will be the most involved of all the participants in supporting this major National effort. Our Key Sponsors will be asked to underwrite the ChildWatch[TM] program by actively promoting the ChildWatch Lite[TM] software and including it as part of its own advertising campaigns. The Sponsor will also be asked to place on its own web site the ChildWatch[TM] logo with a link to the PC Sam website. In return, all Sponsors will receive name recognition on all PC Sam promotional materials generated by PACEL Corp., including print ads and TV and radio commercials and/or PSAs. A company logo along with a short description of the company and a link to its web site will be provided from the PC Sam section of PACEL Corp.'s web site.

The  following  levels  of  monetary   contribution  will  support  advertising,
promotion as well as distribution of the software through existing channels.

Gold Sponsorship $500,000 Our Gold Sponsors will receive the highest visibility among all of our Sponsors and Partners in our upcoming promotional campaigns. The Gold Sponsor will be prominently featured in at least six (6) of our National TV spots and PSAs. They will have access to 100,000 copies of the ChildWatch Lite(TM) software with their name printed to be used in conjunction with any promotional campaigns or distribution programs that they have planned. The Gold Sponsor will have major visibility on the PC Sam website as well as prominent positioning on all PACEL Corporate promotional materials in conjunction with the ChildWatch(TM) project.

Silver Sponsorship $250,000 Our Silver Sponsors will enjoy somewhat similar visibility afforded our Gold Sponsors in our upcoming promotional campaigns but in a smaller capacity. The Silver Sponsor will be featured in at least three (3) of our National TV spots and PSAs. They will have access to 50,000 copies of the ChildWatch Lite(TM) software with their name embossed to be used in conjunction with any promotional campaigns or distribution programs that they have planned. The Silver Sponsor will have a visible place on the PC Sam website as well as a position on PACEL Corporate promotional materials in conjunction with the ChildWatch(TM) project.

Bronze Sponsorship $100,000 Our Bronze Sponsors will enjoy a visible mention in our upcoming promotional campaigns. The Bronze Sponsor will be featured in some of our National TV spots and PSAs. They will have access to 20,000 copies of the ChildWatch Lite(TM) software to be used in conjunction with any promotional campaigns or distribution programs that they have planned. The Bronze Sponsor will have a space on the PC Sam website as well as a mention on PACEL Corporate promotional materials in conjunction with the ChildWatch(TM) project.

Brought to you by companies who care:

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